                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

    Filed by the Registrant  [X]
    Filed by a Party other than the Registrant  [ ]

    Check the appropriate box:
    [ ]  Preliminary Proxy Statement                   [ ]  Confidential, For Use of the Commission Only
                                                            (as permitted by Rule 14a-6(e)(2))
    [X]  Definitive Proxy Statement
    [ ]  Definitive Additional Materials
    [ ]  Soliciting Material Under Rule 14a-12

                                 GOAMERICA, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
    [X] No fee required.
    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

    (5) Total fee paid:

--------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount Previously Paid:

--------------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

    (3) Filing Party:

--------------------------------------------------------------------------------

    (4) Date Filed:

--------------------------------------------------------------------------------

                                 GOAMERICA, INC.
                              433 HACKENSACK AVENUE
                          HACKENSACK, NEW JERSEY 07601



                                                                   April 5, 2001

To Our Stockholders:

         You are most cordially invited to attend the 2001 Annual Meeting of Stockholders of GoAmerica, Inc. at 10:00 a.m. local time, on Wednesday, May 2, 2001, at the GoAmerica Wireless Internet Connectivity Center located at 55 Broad Street, New York, New York 10004.

         The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the meeting.

         It is important that your shares be represented at this meeting to ensure the presence of a quorum. Whether or not you plan to attend the meeting, we hope that you will have your shares represented by signing, dating and returning your proxy in the enclosed envelope, which requires no postage if mailed in the United States, as soon as possible. Unless the proxy is validly revoked by you, your shares will be voted in accordance with the instructions you have given in your proxy.

         Thank you for your continued support.


                                Sincerely,


                                /s/ AARON DOBRINSKY
                                Aaron Dobrinsky
                                Chairman of the Board and
                                Chief Executive Officer

                                 GOAMERICA, INC.
                              433 HACKENSACK AVENUE
                          HACKENSACK, NEW JERSEY 07601

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 2, 2001

         The Annual Meeting of Stockholders (the "Meeting") of GoAmerica, Inc., a Delaware corporation (the "Company"), will be held at the GoAmerica Wireless Internet Connectivity Center located at 55 Broad Street, New York, New York 10004 on Wednesday, May 2, 2001, at 10:00 a.m. local time, for the following purposes:

         (1) To elect two Class A directors to serve until the 2004 Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified;

         (2) To approve, as the result of the automatic increase in the total number of shares issuable pursuant to the Company's 1999 Stock Plan, an amendment to the Stock Plan to increase the maximum number of shares of Common Stock available for the award of incentive stock options under the Stock Plan from 4,800,000 to 10,624,743 shares;

         (3) To ratify the appointment of Ernst & Young LLP as independent accountants for the year ending December 31, 2001; and

         (4) To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

         Holders of Common Stock of record at the close of business on March 23, 2001 are entitled to notice of and to vote at the Meeting, or any adjournment or adjournments thereof. A complete list of such stockholders will be open to the examination of any stockholder at the Company's principal executive offices at 433 Hackensack Avenue, Hackensack, New Jersey 07601 and at 55 Broad Street, New York, New York 10004 for a period of ten days prior to the Meeting as well as on the day of the Meeting. The Meeting may be adjourned from time to time without notice other than by announcement at the Meeting.

         IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU MAY HOLD. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. THE PROMPT RETURN OF PROXIES WILL ENSURE A QUORUM AND SAVE THE COMPANY THE EXPENSE OF FURTHER SOLICITATION. EACH PROXY GRANTED MAY BE REVOKED BY THE STOCKHOLDER APPOINTING SUCH PROXY AT ANY TIME BEFORE IT IS VOTED. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH SUCH PROXY CARD SHOULD BE SIGNED AND RETURNED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

                                              By Order of the Board of Directors


                                              /s/ FRANCIS J. ELENIO
                                              Francis J. Elenio
                                              Secretary
Hackensack, New Jersey
April 5, 2001


        THE COMPANY'S 2000 ANNUAL REPORT ACCOMPANIES THE PROXY STATEMENT.

                                 GOAMERICA, INC.
                              433 HACKENSACK AVENUE
                          HACKENSACK, NEW JERSEY 07601



                                 PROXY STATEMENT


         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of GoAmerica, Inc. (the "Company", "GoAmerica", or "We" and any derivations thereof) of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 2, 2001 (the "Meeting"), at the GoAmerica Wireless Internet Connectivity Center located at 55 Broad Street, New York, New York 10004 at 10:00 a.m. local time, and at any adjournment or adjournments thereof. Holders of record of shares of Common Stock, $.01 par value ("Common Stock"), as of the close of business on March 23, 2001, will be entitled to notice of and to vote at the Meeting and any adjournment or adjournments thereof. As of that date, there were 53,216,963 shares of Common Stock issued and outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on any matter presented to stockholders at the Meeting. As of March 23, 2001, there were 279 holders of record and approximately 17,726 beneficial owners of our Common Stock.

         If proxies in the accompanying form are properly executed and returned, the shares of Common Stock represented thereby will be voted in the manner specified therein. If not otherwise specified, the shares of Common Stock represented by the proxies will be voted (i) FOR the election of the two nominees named below as Class A directors of the Company; (ii) FOR a proposal to amend, as a result of the automatic increase in the total number of shares issuable pursuant to the Company's 1999 Stock Plan (the "Stock Plan"), the Company's Stock Plan to increase the maximum number of shares of Common Stock available for the award of incentive stock options under the Stock Plan from 4,800,000 to 10,624,743 shares; (iii) FOR the ratification of the appointment of Ernst & Young LLP as independent accountants for the year ending December 31, 2001; and (iv) in the discretion of the persons named in the enclosed form of proxy, on any other proposals which may properly come before the Meeting or any adjournment or adjournments thereof. Any stockholder who has submitted a proxy may revoke it at any time before it is voted, by written notice addressed to and received by the Secretary of the Company, by submitting a duly executed proxy bearing a later date or by electing to vote in person at the Meeting. The mere presence at the Meeting of the person appointing a proxy does not, however, revoke the appointment.

         The presence, in person or by proxy, of holders of the shares of Common Stock having a majority of the votes entitled to be cast at the Meeting shall constitute a quorum. The affirmative vote by the holders of a plurality of the shares of Common Stock represented at the Meeting is required for the election of directors, provided a quorum is present in person or by proxy. All actions proposed HEREIN other than the election of directors may be taken upon the affirmative vote of stockholders possessing a majority of the shares of Common Stock represented at the Meeting provided a quorum is present in person or by proxy.

         Abstentions are included in the shares present at the Meeting for purposes of determining whether a quorum is present, and are counted as a vote against for purposes of determining whether a proposal is approved. Broker non-votes (when shares are represented at the Meeting by a proxy specifically conferring only limited authority to vote on certain matters and no authority to vote on other matters) are included in the determination of the number of shares represented at the Meeting for purposes of determining whether a quorum is present but are not counted for purposes of determining whether a proposal has been approved and thus have no effect on the outcome.

         This Proxy Statement, together with the related proxy card, is being mailed to the stockholders of the Company on or about April 5, 2001. The Annual Report to Stockholders of the Company for the year ended December 31, 2000, including financial statements (the "Annual Report"), is being mailed together with this Proxy Statement to all stockholders of record as of March 23, 2001. In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of the Annual Report so that such record holders could supply such materials to beneficial owners as of March 23, 2001.

                              ELECTION OF DIRECTORS

         At the Meeting, two Class A directors are to be elected to hold office until the Annual Meeting of Stockholders to be held in 2004 and until their successors shall have been elected and qualified.

         We currently have seven directors. As set forth in our certificate of incorporation, the terms of office of the members of the Board of Directors are divided into three classes: Class A, whose term will expire at the 2001 Annual Meeting of Stockholders; Class B, whose term will expire at the 2002 Annual Meeting of Stockholders; and Class C, whose term will expire at the 2003 Annual Meeting of Stockholders. Effective March 28, 2001, Zachary Prensky and Andrew Seybold resigned as Class A members of the Board of Directors for personal reasons. In order to facilitate a more even distribution of the number of directors among the three classes of directors, on the same date, Joseph Korb resigned as a Class B member of the Board of Directors. The remaining members of the Board, acting by unanimous written consent effective March 28, 2001, decreased the size of the entire Board of Directors from nine to seven members, elected Joseph Korb as a Class A director, filling the one remaining vacancy on the Board and re-constituted the various committees of the Board of Directors, as necessary, to replace the resigning members thereof. Therefore, the current Class A directors are Mark Kristoff and Joseph Korb, the current Class B directors are Robi Blumenstein and Brian Bailey and the current Class C directors are Aaron Dobrinsky, Adam Dell and Alan Docter. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our by-laws permit the Board of Directors to increase or decrease the size of the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of the Board of Directors may have the effect of delaying or preventing changes in control or management of GoAmerica.

         It is the intention of the persons named in the enclosed form of proxy to vote the shares of Common Stock represented thereby, unless otherwise specified in the proxy, for the election as Class A directors the nominees whose names and biographies appear below. In the event any of the nominees should become unavailable or unable to serve as a director, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that the nominees named below will be unable to serve if elected. Each of the nominees has consented to being named in this Proxy Statement and to serve if elected.

         The current nominees for election as Class A directors to the Board of Directors are as follows:

                                                       SERVED AS A     POSITIONS WITH
   NAME                                       AGE    DIRECTOR SINCE      THE COMPANY
   ----                                       ----   --------------      -----------
   Joseph Korb..........................       49         1996          President and
                                                                       Class A Director

   Mark Kristoff........................       39         1998         Class A Director

         The principal occupations and business experience, for at least the past five years, of each nominee is as follows:

         Joseph Korb joined GoAmerica in 1997 as Executive Vice President and has been a director since October 1996. In November 2000, Mr. Korb was elected as President of the Company. Prior to joining us, Mr. Korb served in various capacities, including Vice President of Product Management and Business Development at RAM Mobile Data (now Cingular Interactive) from 1992 to 1996. Prior to that, Mr. Korb served as Vice President at Citibank, N.A. where he served as Director of Technology in an electronic products development group. Mr. Korb currently serves as a board member and Vice President of the Portable Computing and Communications Association, an industry trade association.

         Mark Kristoff joined our Board of Directors in June 1998. Since 1991, Mr. Kristoff has been President and Chief Operating Officer of Considar, Inc., an international metals trading company. Since 1990, Mr. Kristoff also has been an early-stage investor in many technology companies and serves on the Board of Directors of a number of privately held companies.

         Each elected Class A director will hold office until the 2004 Annual Meeting of Stockholders and until his successor is duly elected and qualified. None of the nominees are related to any other nominee, director or executive officer of the Company.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES FOR THE BOARD OF DIRECTORS. PLEASE NOTE THAT PROXIES CANNOT BE VOTED FOR MORE THAN THE TWO (2) CLASS A DIRECTORS NAMED ABOVE.

BOARD OF DIRECTORS

         We have seven members on our Board of Directors. The current composition of our Board of Directors is as follows:

                                                           SERVED AS A    POSITIONS WITH
   NAME                                           AGE    DIRECTOR SINCE   THE COMPANY
   ----                                           ---    --------------   -----------
   Aaron Dobrinsky......................           37         1996        Chairman of the Board,
                                                                          Chief Executive Officer
                                                                          and Class C Director
   Joseph Korb..........................           49         1996        President and
                                                                          Class A Director
   Mark Kristoff........................           39         1998        Class A Director
   Brian Bailey.........................           34         2000        Class B Director
   Robi Blumenstein.....................           44         1999        Class B Director
   Adam Dell............................           31         2000        Class C Director
   Alan Docter..........................           57         1996        Class C Director

         Aaron Dobrinsky founded GoAmerica in 1996 and has served as our Chairman of the Board and Chief Executive Officer since our inception in 1996. He also served as our President until November 2000. Prior to founding the Company, from February 1996 to July 1996, Mr. Dobrinsky served as Executive Vice President of Mineral Trading Corp. Prior to that, Mr. Dobrinsky served in an executive capacity at a number of mining industry companies.

         Brian Bailey joined our Board of Directors in July 2000. Mr. Bailey is a Managing Director for the Charlotte-based merchant banking firm Carousel Capital Partners, L.P. Prior to joining Carousel Capital in April 2000, Mr. Bailey was an Associate with Forstmann Little & Co. in New York from 1999 to 2000 and a Principal with the Carlyle Group in Washington, D.C. from 1996 to 1999. Mr. Bailey also serves on the Board of Directors of a privately held industrial technology company.

         Robi Blumenstein joined our Board of Directors in June 1999. Mr. Blumenstein currently is a principal of Marsh & McLennan Capital Inc. and co-head of the Marsh & McLennan Capital Communications and Information Fund I. From January 1994 to February 2000, Mr. Blumenstein was a Managing Director of CIBC Capital Partners, the merchant banking arm of CIBC World Markets. Mr. Blumenstein joined CIBC World Markets in 1994. Mr. Blumenstein is a member of the Board of Directors of a number of privately held companies. Prior to joining CIBC Capital Partners, Mr. Blumenstein worked at First City Capital Corporation and as an attorney at Tory, Tory, DesLauriers & Binnington.

         Adam Dell joined our Board of Directors in February 2000. Mr. Dell is the managing partner of Impact Venture Partners, L.P., which was founded in November 1999. From October 1998 to November 1999, Mr. Dell was a partner with Crosspoint Venture Partners. Prior to that, he was a Senior Associate with Enterprise Partners, focusing on ecommerce, enterprise software and networking and communication infrastructure. Prior to joining

Enterprise Partners, Mr. Dell was a Senior Associate with Winstead, Sechrest and Minick. He is also an adjunct professor at Columbia Business School.

         Alan Docter joined our Board of Directors in October 1996 at the time of his initial investment in GoAmerica. Since 1990, Mr. Docter has been an early-stage investor in technology companies, including M.A.I.D. plc (now BrightStation), ViaWeb (sold to Yahoo!), Butterfly V.L.S.I. Ltd. (sold to Texas Instruments) and Invino Corp. (sold to Youth Stream Media Networks). Mr. Docter has served as President of Continental Mining and Metallurgical Corporation since 1991 and as President of CMMC Ventures, Inc. since 1999. He has also served as Vice Chairman of Considar, Inc., an international metals trading company, since 1995. Mr. Docter serves on the Board of Directors of a number of privately held companies.

         For the biographical summaries of our Class A directors, Joseph Korb and Mark Kristoff, see above list of nominees.

         Each Class B director will hold office until the 2002 Annual Meeting of Stockholders and until his successor is duly elected and qualified. Each Class C director will hold office until the 2003 Annual Meeting of Stockholders and until his successor is duly elected and qualified. None of the Company's current directors are related to any other director or to any executive officer of the Company.

COMPENSATION OF DIRECTORS

         Each non-employee, non-investor (or "independent") director serving on our Board of Directors will receive annual compensation of $20,000. In addition, each independent director, upon election to the Board of Directors, will receive options to purchase up to 64,000 shares of our Common Stock. On December 31, 1999, Mr. Seybold was granted options to purchase 64,000 shares at $1.31 per share, subject to vesting. Each director who was a stockholder of the Company and who served on the Board of Directors as a representative of another individual, entity or group of stockholders prior to the Company's initial public offering received options to purchase up to 32,000 shares of our Common Stock. On December 31, 1999, Messrs. Blumenstein, Docter, Kristoff and Prensky each received options to purchase 32,000 shares at $1.31 per share, subject to vesting. Mr. Dell received options to purchase 32,000 shares of Common Stock in February 2000 at an exercise price of $15.00 per share, subject to vesting. Mr. Bailey was granted options to purchase 32,000 shares of Common Stock on November 21, 2000 at an exercise price of $15.00 per share, subject to vesting. On November 21, 2000, Mr. Blumenstein received additional options to purchase 32,000 shares of our Common Stock at an exercise price of $7.50. As of that date, Mr. Blumenstein was no longer affiliated with CIBC WMV, Inc. and was granted such options as a result of his independent director status. All future option grants shall have an exercise price equal to the fair market value of our Common Stock on the date of grant and shall vest at a rate of one-third per year, from the date of grant. Each director will be reimbursed by us for his or her reasonable expenses incurred in connection with his or her participation in our Board of Directors meetings.

COMMITTEES AND MEETINGS OF THE BOARD

         The Board of Directors held eight (8) meetings during 2000. During this period, each member of the Board of Directors, except Andrew Seybold, attended or participated in at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which such person has been a director) and (ii) the total number of meetings held by all Committees of the Board on which each such director served (during the periods such director served). Furthermore, the Board of Directors often acted by unanimous written consent during 2000. The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee.

         Audit Committee. The Audit Committee was established in December 1999. The Audit Committee's responsibilities include: (i) evaluating and recommending to the Board of Directors the engagement of the Company's independent auditors;
(ii) reviewing and reporting on the results and scope of their audit findings;
(iii) reviewing the Company's periodic reports filed with the Securities and Exchange Commission; and (iv) monitoring, on a periodic basis, the internal controls of the Company. The Audit Committee is currently comprised of Messrs. Blumenstein, Kristoff and Docter. During 2000, this committee was comprised of Messrs. Blumenstein, Kristoff and Prensky. The Audit Committee held six (6) meetings during 2000.

         Compensation Committee. The Compensation Committee was established in December 1999. The Compensation Committee approves salaries and incentive compensation for our executive officers and key employees, administers and grants awards under the Stock Plan and governs the terms of outstanding options and warrants. The Compensation Committee is currently comprised of Blumenstein, Docter and Bailey. During 2000, this committee was comprised of Messrs. Blumenstein, Docter and Seybold. The Compensation Committee held two (2) meetings during 2000.

         Nominating Committee. The Nominating Committee was established in July 2000. The Nominating Committee's responsibilities include recommending to the Board of Directors qualified individuals to serve on the Company's Board of Directors. The Nominating Committee will not consider any nominees recommended by the Company's security holders. The Nominating Committee is currently comprised of Messrs. Dobrinsky, Blumenstein, Docter and Kristoff, and during 2000 was comprised of Messrs. Dobrinsky, Blumenstein, Docter and Seybold.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

         The Audit Committee of the Company's Board of Directors is comprised of three (3) members and acts under a written charter first adopted and approved on May 2, 2000. A copy of the Audit Committee Charter (the "Charter") is attached to this proxy statement as Appendix A. The current members of the Audit Committee are independent directors, as defined by the charter and Rule 420(a)(15) of the National Association of Securities Dealers' listing standard.

         Management is responsible for the Company's internal controls and the financial reporting process. The Company's independent accountants are responsible for performing an independent audit of the Company's financial statements in accordance with generally accepted accounting principles and to issue a report on those financial statements. The Audit Committee is responsible for monitoring and overseeing these processes. As appropriate, the Audit Committee reviews and evaluates, and discusses with the Company's management, internal accounting and financial personnel and the independent auditors, the following:

         - the plan for, and the independent auditors' report on, each audit of the Company's financial statements;

         - the Company's financial disclosure documents, including all financial statements and reports filed with the Securities and Exchange Commission or sent to stockholders;

         - changes in the Company's accounting practices, principles, controls or methodologies;

         - significant developments or changes in accounting rules applicable to the Company; and

         - the adequacy of the Company's internal controls and accounting and financial personnel.


         The Audit Committee reviewed the Company's audited financial statements for the fiscal year ended 2000 and discussed these financial statements with the Company's management. The Audit Committee also reviewed and discussed the audited financial statements and the matters required by Statement on Auditing Standards 61 (Communication with Audit Committees) with Ernst & Young LLP, the Company's independent auditors. SAS 61 requires the Company's independent auditors to discuss with the Company's Audit Committee, among other things, the following:

         -        methods to account for significant unusual transactions;

         - the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

         - the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors' conclusions regarding the reasonableness of those estimates; and

         - disagreements with management over the application of accounting principles, the basis for management's accounting estimates and the disclosures in the financial statements.


         Ernst & Young LLP also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that, in the auditor's professional opinion, may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. In addition, the Audit Committee discussed with Ernst & Young LLP their independence from the Company. The Audit Committee also considered whether the independent auditors' provision of certain other, non-audit related services to the Company is compatible with maintaining such auditors' independence.

         Based on its discussions with management and its review of the representations and information provided by management and Ernst & Young LLP, the Audit Committee recommended to the Company's Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended 2000. The Audit Committee and the Board of Directors have also recommended, subject to stockholder approval, the selection of the Company's independent auditors.

                                            By the Audit Committee of the Board
                                            of Directors of GoAmerica, Inc.

                                            Robi Blumenstein
                                            Mark Kristoff
                                            Alan Docter

                               EXECUTIVE OFFICERS

The following table identifies the current executive officers of the Company:

                                                    CAPACITIES IN                                IN CURRENT
NAME                                        AGE     WHICH SERVED                                 POSITION SINCE
----                                        ---     -------------                                --------------
Aaron Dobrinsky......................        37     Chairman of the Board and Chief                   1996
                                                    Executive Officer
Joseph Korb .........................        49     President                                         2000
Francis J. Elenio (1)................        35     Chief Financial Officer, Treasurer and            1999
                                                    Secretary
Jesse Odom (2).......................        35     Chief Technology Officer                          2000
David Blumenthal(3)..................        43     Chief Operating Officer                           2000
Yair Alan Griver (4).................        36     Chief Information Officer                         2000


(1) Francis J. Elenio joined GoAmerica in January 1999 as Chief Financial Officer and has also served as our Treasurer and Secretary since December 1999. Prior to joining us, Mr. Elenio served as Corporate Controller of Bogen Communications, Inc. from June 1997 to January 1999. Prior to that, Mr. Elenio served as Vice President of Finance and Administration and Corporate Controller of KTI, Inc. from 1991 to 1997. He previously was a Senior Accountant with Ernst & Young LLP and is a Certified Public Accountant in New Jersey.

(2) Jesse Odom joined GoAmerica in 1996 as Vice President of Network Operations. He was appointed Chief Technology Officer in November 2000. Prior to joining GoAmerica, Mr. Odom served as Vice President of Network Engineering at American International Ore Corporation from 1991 to 1996.

(3) David Blumenthal joined GoAmerica in November 2000 as Chief Operating Officer in conjunction with GoAmerica's purchase of substantially all of the assets of Flash Creative Management, Inc. ("Flash"), a management and technology consulting firm. Prior to joining GoAmerica, Mr. Blumenthal served as President and Chief Executive Officer of Flash, which he co-founded with Yair Alan Griver in 1987.

(4) Yair Alan Griver joined GoAmerica in November 2000 as Chief Information Officer in conjunction with the Company's purchase of substantially all of the assets of Flash. Prior to joining GoAmerica, Mr. Griver co-founded Flash in 1987, where he served as its Chief Information Officer and Vice President.

         None of our executive officers is related to any other executive officer or to any director of the Company. Our executive officers are elected annually by the Board of Directors and serve until their successors are duly elected and qualified.

SECTION 16(a) BENEFICIAL REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, officers and stockholders who beneficially own more than 10% of any class of equity securities of the Company registered pursuant to Section 12 of the Exchange Act to file initial reports of ownership and reports of changes in ownership with respect to the Company's equity securities with the Securities and Exchange Commission (the "SEC"). All reporting persons are required to furnish the Company with copies of all reports that such reporting persons file with the SEC pursuant to Section 16(a). Based solely on our review of the copies of such forms received by us or written representations from such reporting persons, except as described below, each such reporting person has filed all of their respective reports pursuant to
Section 16(a) on a timely basis.

         Brian Bailey, a director, did not timely file a Form 3 (Initial Statement of Beneficial Ownership of Securities) upon his election to the Board of Directors of the Company on July 25, 2000 and also did not timely report his receipt of a grant of options to purchase up to 32,000 shares of the Company's Common Stock pursuant to the Company's 1999 Stock Plan on November 21, 2000. Mr. Bailey filed a Form 3 reporting such event and transaction on October 10, 2000 as he then believed that the options were granted as of July 25, 2000. Such Form 3 will be amended shortly following the date of this Proxy Statement to correct certain information contained therein. Mr. Bailey will also file a Form 4 that accurately reflects the issuance of the above described stock options.

         Alan Docter, a director, did not timely report his sale, in 1996, of warrants to purchase 80,000 shares of Common Stock of the Company. This transaction was reflected in his Form 4 filed on October 10, 2000.

         Mark Kristoff, a director, did not timely report his acquisition of warrants to purchase shares of the Company's Common Stock on December 31, 1999. Mr. Kristoff reported such transaction on a Form 4 filed on July 8, 2000, and amended on October 10, 2000.

         Zachary Prensky, a director, did not timely file a Form 4 with respect to his disposition of 5,600 warrants to purchase shares of the Company's Common Stock on March 28, 2000. Such disposition was reflected in his Form 4 filed on October 10, 2000.

                             EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION IN 2000, 1999 AND 1998

         The following Summary Compensation Table sets forth information concerning compensation for services in all capacities awarded to, earned by or paid to each person who served as the Company's Chief Executive Officer at any time during 2000 and each other executive officer of the Company whose aggregate cash compensation exceeded $100,000 at the end of 2000 (collectively, the "Named Executives") for the years ended December 31, 2000, 1999 and 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG-TERM
                                                                                              COMPENSATION
                                                             ANNUAL COMPENSATION                AWARDS
                                                    --------------------------------------    ------------
                                                                              OTHER ANNUAL    SECURITIES
                                                                              COMPENSATION    UNDERLYING       ALL OTHER
    NAME AND PRINCIPAL POSITION          YEAR        SALARY       BONUS(1)        (2)           OPTIONS      COMPENSATION
                                                      ($)           ($)           ($)             (#)             ($)
                (a)                      (b)          (c)           (d)           (e)             (g)             (i)
-------------------------------------------------------------------------------------------------------------------------------
Aaron Dobrinsky...............           2000       225,000        187,500         --            160,000        4,244(5)
  Chairman of the Board and Chief        1999       150,000         50,000         --             80,000          --
  Executive Officer                      1998        93,750          --            --               --            --

Joseph Korb...................           2000       225,000        187,500         --            160,000        8,388(5)
  President                              1999       150,000         50,000         --             80,000          --
                                         1998        93,750          --            --               --            --

Francis J. Elenio.............           2000       150,000        125,000       247,706(3)       80,000          --
  Chief Financial Officer,               1999        95,833         20,000         --            240,000          --
  Treasurer and Secretary                1998          --           --             --               --            --

Jesse Odom....................           2000       125,000         35,000     4,980,000(4)         --            --
  Chief Technology Officer               1999       100,000         25,000          --           320,000          --
                                         1998        75,000         25,000          --             --             --

(1) The bonus awards were earned in the year indicated and were paid in the following year.

(2) The value of certain personal benefits is not included since the aggregate amount of such compensation did not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for such Named Executives in columns (c) and (d).

(3) Represents dollar value of the difference between the exercise price of non-qualified stock options to purchase 27,500 shares of the Company's Common Stock and the amount received by the executive upon the sale of such shares on the public market.

(4) Represents dollar value of the difference between the exercise price of warrants to purchase 320,000 shares of the Company's Common Stock and the fair market value of the Common Stock on the exercise date.

(5) Represents dollar value of automobile lease payments paid by or on behalf of the Company for the benefit of the executive as well as insurance premiums paid by or on behalf of the Company with respect to term life insurance for the benefit of the executive.

OPTION GRANTS IN 2000

         The following table sets forth information concerning individual grants of stock options during 2000 by the Company to each of the Named Executives.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                       INDIVIDUAL GRANTS
                                                       -----------------

                            NUMBER OF        PERCENT OF                                  POTENTIAL REALIZABLE VALUE AT ASSUMED
                            SECURITIES      TOTAL OPTIONS                                     ANNUAL RATES OF STOCK PRICE
                            UNDERLYING       GRANTED TO     EXERCISE OR    EXPIRATION         APPRECIATION FOR OPTION TERM
                             OPTIONS        EMPLOYEES IN     BASE PRICE       DATE       ---------------------------------------
                            GRANTED(1)      FISCAL YEAR(2)
         NAME                   (#)                            ($/SH)                          5%($)              10%($)
          (a)                  (b)               (c)             (d)           (e)              (f)                 (g)

------------------------------------------------------------------------------------------------------------------------------
Aaron Dobrinsky........       160,000           4.6%           $5.015       01/06/05         $221,688.33(3)     $489,873.22(3)

Joseph Korb............       160,000           4.6%           $5.015       01/06/05         $221,688.33(3)     $489,873.22(3)

Francis J. Elenio......        80,000           2.3%           $5.015       01/06/10         $252,312.52(3)     $639,409.48(3)

Jesse Odom.............           --             --                --             --                  --                 --

(1) Numbers reflect only options granted and do not reflect deductions for the exercise or termination of any such options.

(2) Based on an aggregate of 3,453,523 options granted to employees in 2000, including options granted to Named Executives and excluding options granted to non-employee directors.

(3)    Based on a grant date fair market value of $5.015 per share.

AGGREGATED OPTION EXERCISES IN 2000 AND YEAR-END OPTION VALUES

         The following table sets forth information concerning each exercise of options during 2000 by each of the Named Executives and the year-end number and value of unexercised options held by each of the Named Executives.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES



                                                                        NUMBER OF SECURITIES          VALUE OF
                                                                             UNDERLYING             UNEXERCISED
                                                                            UNEXERCISED             IN-THE-MONEY
                                                                             OPTIONS AT              OPTIONS AT
                                                                               FISCAL                  FISCAL
                                    SHARES                                    YEAR-END                YEAR-END
                                 ACQUIRED ON             VALUE                  (#)                     ($)
                                   EXERCISE            REALIZED             EXERCISABLE/            EXERCISABLE/
            NAME                     (#)                  ($)              UNEXERCISABLE           UNEXERCISABLE
            (a)                      (b)                  (c)                   (d)                    (e)(1)
            ----                   --------            --------            -------------            ------------
Aaron Dobrinsky...........            --                  --                240,000/ --              442,600/--

Joseph Korb...............            --                  --                240,000/ --              442,600/--

Francis J. Elenio.........          27,500              247,706             292,500/ --             1,051,456/--

Jesse Odom................            --                  --                320,000/ --             1,420,600/--

(1) Based on a year-end fair market value of the underlying securities equal to $5.375 per share, less the exercise price payable for such shares.

EMPLOYMENT AGREEMENTS, NON-COMPETITION, NON-DISCLOSURE AND INVENTION ASSIGNMENT AGREEMENTS

         Mr. Dobrinsky is a party to an agreement with us effective December 31, 1999 under which he now serves as our Chairman of the Board and Chief Executive Officer and previously also served as our President at an initial base salary of $225,000, subject to annual adjustment. Mr. Korb is a party to an agreement with us effective December 31, 1999 under which he originally served as our Executive Vice President and now serves as our President at an initial base salary of $225,000, subject to annual adjustment. Mr. Elenio is a party to an agreement with us effective December 31, 1999 under which he serves as our Chief Financial Officer, Treasurer and Secretary at an initial base salary of $150,000, subject to annual adjustment. On January 2, 2001, the Compensation Committee approved an increase in Mr. Elenio's base salary to $180,000. Mr. Odom is a party to an agreement with us effective December 31, 1999 under which he initially served as our Vice President of Network Operations and Technology and now serves as our Chief Technology Officer at an initial base salary of $125,000, subject to annual adjustment, with a minimum bonus of $25,000. On January 2, 2001, the Compensation Committee approved an increase in Mr. Odom's base salary to $180,000. Mr. Blumenthal is a party to an agreement with us effective November 1, 2000 under which he serves as our Chief Operating Officer at an initial base salary of $175,000, subject to annual adjustment. On January 2, 2001, our Board of Directors approved an increase in Mr. Blumenthal's base salary to $180,000. Mr. Griver is a party to an agreement with us effective November 1, 2000 under which he serves as our Chief Information Officer at an initial base salary of $175,000, subject to annual adjustment. On January 2, 2001, our Board of Directors approved an increase in Mr. Griver's base salary to $180,000. The Compensation Committee may award any or all of the above individuals additional bonus payments or option grants in its discretion.

         The initial term of each such agreement is for three years and renews annually for one year periods thereafter. In the event Mr. Dobrinsky, Mr. Korb, or Mr. Elenio is terminated without cause, resigns for good reason or, in the case of each of Mr. Dobrinsky and Mr. Korb, is not reelected to our Board of Directors, he shall be entitled to severance in an amount to include all payments that otherwise would have been paid to him through the end of the then current term of the agreement. In no event, however, shall such severance amount be less than such employee's then current one year annual base salary, or if such termination occurs after the third anniversary of the effective date of such employee's agreement, such amount shall be no less than such employee's then current annual salary plus one-twelfth of such annual salary for each year of employment commenced beyond such anniversary date. If Mr. Odom is terminated without cause or resigns for good reason, he shall be entitled to salary and benefits for a period of six months from the date of such termination or resignation. If Mr. Blumenthal or Mr. Griver is terminated without cause or resigns for good reason, each shall be entitled to severance in an amount equal to his annual base salary and all other compensation and benefits as before termination for a period of twelve months from the date of such termination. In the event any of the foregoing employees dies or is terminated for disability, he or his representative shall be entitled to continued payments of base salary for a period of one year plus, in the case of termination for disability, certain other benefits. Each of Mr. Dobrinsky and Mr. Korb will also receive up to $800 per month in automobile allowances and will be reimbursed for additional automobile expenses incurred in connection with their duties. In addition, each of Mr. Dobrinsky and Mr. Korb is eligible to be a beneficiary of a term life insurance policy in his respective name, in the face amount of up to $1.0 million, for which we pay the premiums. Each employment agreement also contains certain non-competition, non-solicitation, invention assignment and confidentiality provisions and also requires that we maintain standard directors and officers insurance of no less than $10.0 million.

         The Company requires all employees to sign an agreement with it pursuant to which they agree to maintain the confidentiality of our proprietary information, to assign any inventions to us, and to agree not to solicit our customers, suppliers or employees away from us.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee currently consists of Messrs. Blumenstein, Docter and Bailey, and during 2000 consisted of Messrs. Blumenstein, Docter and Seybold. None of these individuals are or were at any time officers or employees of the Company. No executive officer of the Company has served as a director or member of the Compensation Committee (or other committee serving an equivalent purpose) of any other entity, one of whose executive officers served as a director or member of the Compensation Committee of the Company.

         On September 19, 2000, Robi Blumenstein purchased 2,000 shares of the Company's Common Stock on the open market at a purchase price of $8.00 per share. Additionally, on November 21, 2000, we granted Mr. Blumenstein options to purchase 32,000 shares of our Common Stock at an exercise price of $7.50. One-third of such options will vest on each of the first, second and third anniversaries from the date of grant.

         On April 7, 2000, Alan Docter purchased 15,000 shares of our Common Stock at an aggregate purchase price of $240,000.

PERFORMANCE GRAPH

         The following line graph compares the cumulative total stockholder return on the Company's Common Stock with the cumulative total return on the Nasdaq Composite Index and a Peer Group Index (capitalization weighted) for the period beginning on the date on which the SEC declared effective the Company's Form 8-A Registration Statement pursuant to Section 12 of the Exchange Act and ending on the last day of the Company's last completed fiscal year. The stock performance shown on the graph below is not indicative of future price performance.

                   COMPARISON OF CUMULATIVE TOTAL RETURN(1)(2)

                  AMONG THE COMPANY, THE NASDAQ COMPOSITE INDEX
                            AND A PEER GROUP INDEX(3)
                            (CAPITALIZATION WEIGHTED)


                                 [INSERT GRAPH]






                                                                   Base Period     June      September      December
                                                                   April 2000      2000         2000          2000
                                                                   ----------      ----         ----          ----
GoAmerica, Inc............................................            $100        $96.484     $55.273       $33.594
Nasdaq Composite Index....................................            $100        $89.197     $82.601       $55.562
Peer Group Index (Capitalization Weighted)................            $100        $70.133     $54.113       $24.572

(1) Graph assumes $100.00 invested on April 7, 2000 in the Company's Common Stock, the Nasdaq Composite Index and the Peer Group Index.

(2)      Cumulative total return assumes reinvestment of dividends.

(3) The Company has constructed a Peer Group Index consisting of other wireless internet providers including 724 Solutions Inc., Aether Systems, Inc., GeoWorks Corporation, InfoSpace.com, Inc., MDSI Mobile Data Solutions Inc., Metricom, Inc. Motient Corporation, OmniSky Corporation and Research in Motion Limited. The Company believes that these companies most closely resemble the Company's business mix and that their performance is representative of the industry.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee has furnished the following report:

         The Company's executive compensation policy is designed to attract and retain highly qualified individuals for its executive positions and to provide incentives for such executives to achieve maximum performance by aligning the executives' interest with that of stockholders by basing a portion of compensation on corporate performance.

         The Compensation Committee reviews and determines base salary levels for executive officers of the Company on an annual basis and determines actual bonuses after the end of the fiscal year based upon Company and individual performance. Additionally, the Compensation Committee makes grants under and administers all of the Company's stock option and stock purchase plans.

         The Company's executive officer compensation program is comprised of base salary, discretionary annual cash bonuses, stock options and various other benefits, including medical insurance and a 401(k) Plan, which are generally available to all employees of the Company.

         Salaries are established in accordance with industry standards through review of publicly available information concerning the compensation of officers of comparable companies. Consideration is also given to relative responsibility, seniority, individual experience and performance. Salary increases are generally made based on increases in the industry for similar companies with similar performance profiles and/or attainment of certain division or Company goals.

         Bonuses are paid on an annual basis and are discretionary. The amount of bonus is based on criteria designed to effectively measure a particular executive's attainment of goals which relate to his or her duties and responsibilities as well as overall Company performance. In general, the annual incentive bonus is based on operational and financial results of the Company and the executive's individual performance in achieving the results.

         The stock option program is designed to relate executives' and certain middle managers' and other key personnel's long-term interests to stockholders' long-term interests and therefore are typically granted upon commencement of employment. In general, stock option awards are granted if warranted by the Company's growth and profitability. Stock options are awarded on the basis of individual performance and/or the achievement of internal strategic objectives.

         In establishing the total annual compensation for the Company's Chief Executive Officer, Aaron Dobrinsky, we have examined the size, complexity and historical performance of the Company's business, the Company's position as compared to its peers in the industry, and the specific challenges faced by the Company during the year, such as changes in the market for wireless products and services and other industry factors. The Compensation Committee recommended, and the Board of Directors confirmed, a bonus to Mr. Dobrinsky of $187,500 for 2000, based on the Company's achievements in 2000, which substantially conformed with the Company's business plan and included the (i) closing of a $26 million private placement, (ii) consummation of an initial public offering pursuant to which the Company received net proceeds of $148.8 million, (iii) acquisitions of Wynd Communications Corporation and Hotpaper.com, Inc. and purchase of substantially all the assets of Flash, and (iv) overall growth in operations, including a substantial increase in the Company's subscriber base.

         Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the Chief Executive Officer and four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) periodically and uses its judgment to authorize compensation payments that may be in excess of the limit when the Compensation Committee believes such payments are appropriate and in the best interests of the Company's stockholders, after taking into consideration changing business conditions and the performance of employees.

                                               Compensation Committee Members

                                               Robi Blumenstein
                                               Brian Bailey
                                               Alan Docter

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

COMMON STOCK

         The following table sets forth certain information, as of March 2, 2001, with respect to holdings of the Company's Common Stock by (i) each person known by the Company to beneficially own more than 5% of the total number of shares of Common Stock outstanding as of such date based on currently available Schedules 13D and 13G filed with the SEC, (ii) each of the Company's directors (which includes all nominees) and Named Executives, and (iii) all directors and officers as a group. Unless otherwise indicated, the address for the individuals below is that of the Company: GoAmerica, Inc., 433 Hackensack Avenue, Hackensack, New Jersey 07601.

                                                             AMOUNT AND NATURE OF BENEFICIAL         PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                                   OWNERSHIP(1)                  OF CLASS(2)
------------------------------------                                   ---------                     --------
(i)    Certain Beneficial Owners:

Aaron Dobrinsky........................................                  8,008,148(3)                  15.1%

Joseph Korb............................................                  3,883,752(4)                   7.3%

CIBC WMV, Inc..........................................                  5,321,662(5)                  10.0%
425 Lexington Avenue
New York, NY 10017

Dell USA L.P. .........................................                  3,156,088(6)                   5.9%
One Dell Way
Round Rock, TX  78682

(ii)   Directors (which includes all nominees) and Named
       Executives who are not set forth above:

Brian D. Bailey........................................                  1,296,112(7)                   2.4%

Robi Blumenstein.......................................                     15,167(8)                   *

Adam Dell..............................................                    608,875(9)                   1.1%

Alan Docter............................................                  2,299,539(10)                  4.3%

Francis J. Elenio......................................                    293,000(11)                  *

Mark Kristoff..........................................                    535,951(12)                  1.0%

Jesse Odom.............................................                    355,475(13)                  *

Zachary Prensky........................................                    189,267(14)                  *

Andrew Seybold.........................................                     22,833(15)                  *

(iii)    All directors and officers as a
         group (13 persons)............................                 17,856,771                     33.6%

*        Less than one percent.

(1) Except as set forth in the footnotes to this table and subject to applicable community property law, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder.

(2) Applicable percentage of ownership is based on an aggregate of 53,216,660 shares of Common Stock outstanding on March 2, 2001, plus any then exercisable stock options and warrants held by each such holder, and options and warrants which will become exercisable within 60 days after March 2, 2001.

(3) Includes 240,000 shares of Common Stock underlying options which are immediately exercisable. Also includes (i) 3,558,534 shares held by Dobrinsky Family Holdings, L.P., (ii) 2,208,600 shares held by Dobrinsky Business Holdings, L.P., and (iii) 400 shares held for the benefit of Mr. Dobrinsky's minor children. Mr. Dobrinsky has voting and dispositive power with respect to such shares. Also includes 5,000 shares of Common Stock underlying options held by Cindy Dobrinsky, Mr. Dobrinsky's wife and an employee of the Company, which are exercisable as of March 2, 2001 or 60 days after such date. Excludes 15,000 shares of Common Stock underlying options held by Cindy Dobrinsky which become exercisable over time after such period. Mr. Dobrinsky expressly disclaims beneficial ownership of all shares subject to options held by Cindy Dobrinsky.

(4) Includes 240,000 shares of Common Stock underlying options which are immediately exercisable. Also includes 1,840,575 shares held by Korb Business Holdings, L.P. Mr. Korb has voting and dispositive power with respect to the shares held by Korb Business Holdings, L.P.

(5)      Includes 155,530 shares of Common Stock issued to CIBC World Markets,
         Inc.

(6) Includes 563,864 shares of Common Stock underlying warrants which are immediately exercisable.

(7) Excludes 32,000 shares of Common Stock underlying options which become exercisable after March 2, 2001 or 60 days after such date. Includes 1,296,112 shares of Common Stock owned by Carousel Capital Partners, L.P., of which Mr. Bailey serves as a managing partner. Mr. Bailey expressly disclaims beneficial ownership of such shares except as to his proportionate interest in the limited partnership, if any.

(8) Includes 10,667 shares of Common Stock underlying options which are exercisable as of March 2, 2001 or 60 days after such date. Excludes 53,333 shares of Common Stock underlying options which become exercisable over time after such period.

(9) Includes 10,667 shares of Common Stock underlying options which are exercisable as of March 2, 2001 or 60 days after such date. Excludes 21,333 shares of Common Stock underlying options which become exercisable over time after such period. Also includes 598,208 shares of Common Stock owned by Impact Venture Partners, L.P. (556,991 shares) and Impact Entrepreneurs Fund, L.P. (41,217 shares), of which Mr. Dell serves as a managing partner. Mr. Dell expressly disclaims beneficial ownership of such shares except with respect to his proportionate interest in the limited partnerships.

(10) Includes 10,667 shares of Common Stock underlying options which are exercisable as of March 2, 2001 or 60 days after such date. Excludes 21,333 shares of Common Stock underlying options which become exercisable over time after such period. Also includes 329,136 shares of Common Stock underlying warrants which are immediately exercisable.

(11) Includes 292,500 shares of Common Stock underlying options which are immediately exercisable. Also includes 500 shares of Common Stock held by Mr. Elenio's minor children. Mr. Elenio has voting and dispositive power over the shares held by his minor children.

(12) Includes 10,667 shares of Common Stock underlying options which are exercisable as of March 2, 2001 or 60 days after such date. Excludes 21,333 shares of Common Stock underlying options which become exercisable over time after such date. Also includes 71,924 shares of Common Stock underlying warrants which are immediately exercisable.

(13) Includes 270,000 shares of Common Stock underlying options which are immediately exercisable.

(14) Includes 10,667 shares of Common Stock underlying options which are exercisable as of March 2, 2001 or 60 days after such date. Excludes 21,333 shares of Common Stock underlying options which become exercisable over time after such period. Also includes 173,000 shares held by Zackfoot Investments LLC. Mr. Prensky has voting and dispositive power with respect to the shares held by Zackfoot Investments LLC. Also includes 5,600 shares of Common Stock underlying warrants issued to Wellfleet Equities LLC that are immediately exercisable. Mr. Prensky has voting and dispositive power with respect to the securities held by Wellfleet Equities LLC. Effective March 28, 2001, Mr. Prensky resigned as a member of the Company's Board of Directors. In connection with his resignation, the Company agreed to accelerate the vesting of Mr. Prensky's then unvested options so that he would be vested as to all 32,000 shares underlying such options. Mr. Prensky has ninety (90) days from his resignation date to exercise such options. If Mr. Prensky does not exercise his options within the specified time frame, the options shall terminate.

(15) Includes 21,333 shares of Common Stock underlying options which are exercisable as of March 2, 2001 or 60 days after such date. Excludes 42,667 shares of Common Stock underlying options which become exercisable over time after such period. Effective March 28, 2001 Mr. Seybold resigned as a member of the Company's Board of Directors.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         Transactions involving each of Robi Blumenstein, Alan Docter, and Andrew Seybold are included under the heading Compensation Committee Interlocks and Insider Participation. Those transactions occurred while each such individual was serving on our Board of Directors.

        Aaron Dobrinsky, our Chairman of the Board and Chief Executive Officer, was granted options to purchase 160,000 shares of common stock at an exercise price of $5.02 per share on January 6, 2000. All such options are immediately exercisable. Cindy Dobrinsky, Mr. Dobrinsky's wife and an employee of the Company, was granted options to purchase 8,000 shares of Common Stock at an exercise price of $5.02 per share on January 6, 2000. One-fourth of such options will vest on each of the first, second, third and fourth anniversaries from the date of grant.

         Joseph Korb was granted options to purchase 160,000 shares of Common Stock at an exercise price of $5.02 per share on January 6, 2000. All of such options are immediately exercisable.

         Francis Elenio, our Chief Financial Officer, Treasurer and Secretary, was granted options to purchase 80,000 shares of our Common Stock at an exercise price of $5.02 per share on January 6, 2000. All such options are immediately exercisable.

         David Blumenthal, our Chief Operating Officer, was granted options to purchase 50,000 shares of Common Stock at an exercise price of $7.50 per share on November 21, 2000. One-fourth of such options will vest on each of the first, second, third and fourth anniversaries from the date of grant.

         Yair Alan Griver, our Chief Information Officer, was granted options to purchase 50,000 shares of Common Stock at an exercise price of $7.50 per share on November 21, 2000. One-fourth of such options will vest on each of the first, second, third and fourth anniversaries from the date of grant.

         Upon his resignation from the Board of Directors, the Company agreed to accelerate the vesting of Zachary Prensky's then unvested options so that he would be vested as to all 32,000 shares underlying such options. Mr. Prensky has ninety (90) days from his resignation date to exercise such options. If Mr. Prensky does not exercise his options within the specified time frame, the options shall terminate.

         In January 2000, we issued and sold an aggregate of 648,057 shares of Series B Convertible Preferred Stock to Dell USA L.P., Carousel Capital Partners, L.P., Forstmann Little & Co. Equity Partnership - VI, L.P. and Impact Venture Partners, L.P. Adam Dell, managing partner of Impact Venture Partners, was elected to our Board of Directors in February 2000 as the designee of Dell USA L.P. Mr. Dell was granted options in February 2000 to purchase 32,000 shares of Common Stock at $15.00 per share. Nelson Schwab was elected to our Board of Directors in February 2000 as the designee for Forstmann Little on our Board of Directors. Upon Mr. Schwab's resignation in July 2000, Mr. Bailey was elected to fill the vacancy. The 32,000 options granted to Mr. Schwab terminated in accordance with their terms following his resignation. Mr. Bailey was granted options on November 21, 2000 to purchase 32,000 shares of our Common Stock at $15.00 per share. One-third of such options shall vest on each of the first, second and third anniversaries from the date of grant.

         On November 7, 2000, the Company acquired substantially all of the assets of Flash (the "Acquisition"). In exchange for the assets, the Company (i) paid to Flash consideration consisting of $6.0 million in cash ($2.0 million of which was deferred and is payable within 12 months of the Acquisition) and 466,302 newly-issued restricted shares of Common Stock of the Company having a fair market value of $4.0 million based upon the average closing price of the Company's Common Stock on the Nasdaq National Market for the ten (10) trading days ending three (3) days prior to the closing of the Acquisition, and (ii) assumed certain liabilities. The principles followed in determining the amount of consideration paid in the Acquisition were based upon negotiations between unaffiliated parties and, among other factors, (i) the financial and operating performance and prospects of the Company after giving effect to the Acquisition;
(ii) the proposed tax and accounting treatment to be accorded the Acquisition;
(iii) the value and composition of Flash assets; (iv) the financial statements and other relevant financial and operating data of Flash; and (v) the historical and projected financial information prepared by the management of Flash, including revenues generated from the customers of Flash. Subject to pro rata withholdings on the 466,302 newly-issued restricted shares of Common Stock in accordance with an escrow agreement, Mr. Blumenthal received 221,960 shares and Mr. Griver received 150,616 shares on November 21, 2000 pursuant to the Acquisition. Also in connection with the Acquisition, Mr. Blumenthal was appointed Chief Operating Officer of the Company and Mr. Griver was appointed Chief Information Officer of the Company. See "Executive Compensation - Employment Agreements, Non-Competition, Non-Disclosure and Invention Assignment Agreements."

         On November 14, 2000, the Company granted Dell Ventures, L.P. warrants in partial consideration for certain obligations assumed by Dell Products, L.P. by and on behalf of itself, Dell Computer Corporation and its affiliates under the terms of a certain Products Purchase and Distribution Agreement entered into by and between the Company and Dell. All such warrants were granted at an exercise price of $16.00 per share, with a three (3) year exercise period from the date of grant. The aggregate number of shares of Common Stock underlying such warrant grants is 563,864.

                    PROPOSED AMENDMENT TO THE 1999 STOCK PLAN

         The stockholders are being asked to approve, as the result of the automatic increase in the total number of shares issuable pursuant to the Company's 1999 Stock Plan, an amendment to the Company's Stock Plan to increase the maximum number of shares of Common Stock available for the award of incentive stock options under the Stock Plan by 5,824,743 shares, increasing the total number of shares of Common Stock reserved for the award of incentive stock options under the Stock Plan from 4,800,000 to 10,624,743. In the event such proposal is not approved by the stockholders, options granted as a result of the automatic increase in the number of shares issuable under the Stock Plan shall be treated as non-statutory stock options.

         The Stock Plan was adopted by the Board of Directors on December 9, 1999 and approved by the Company's stockholders on December 31, 1999. The Stock Plan became effective on December 9, 1999. Pursuant to the terms of the Stock Plan, the maximum number of shares of Common Stock available for issuance under the Stock Plan automatically increased from 4,800,000 to 10,624,743, an amount equal to twenty percent (20%) of our Common Stock outstanding on December 31, 2000. The maximum number of shares available for the award of incentive stock options under the Stock Plan, however, does not automatically increase. Stockholder approval is necessary to increase the total amount of Common Stock available for the award of incentive stock options under the Stock Plan. The Stock Plan will remain in effect until terminated by our Board of Directors. The following is a summary of certain terms of the Stock Plan and is qualified by reference to the full Plan.

GENERAL

         The purpose of the Stock Plan is to:

         - attract and retain the best available personnel for positions of substantial responsibility;

         - provide additional incentive to employees, non-employee directors and consultants of our Company and its subsidiaries; and

         -    promote the success of our Company's business.

         The Stock Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code, non-statutory stock options, restricted stock awards and other stock awards. According to the terms of the Stock Plan, the total number of shares of Common Stock available for issuance of stock options under the Stock Plan is 10,624,743, which amount was adjusted in accordance with the terms of the Stock Plan to an amount equal to twenty percent (20%) of the shares of our Common Stock outstanding on December 31, 2000 and will continue to be so adjusted on December 31, 2001 and each December 31 thereafter (provided that the foregoing formula shall never result in a decrease in the maximum number of shares of Common Stock available for issuance under the Stock Plan).

         The Stock Plan is administered by the Compensation Committee of the Board of Directors. Subject to the provisions of the Stock Plan, the Compensation Committee has the authority, among other things, to determine:

         -    eligibility for participation;

         -    the type and participation size of awards;

         -    the number of shares of Common Stock to be covered by any award;

         -    the exercise period within which options may be exercised; and

         -    the exercise prices of options granted.

RESTRICTED STOCK AWARDS AND OTHER STOCK AWARDS

         Restricted stock awards entitle recipients to acquire shares of our Common Stock, subject to the right of the Company to repurchase all or part of such shares from the recipient in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for such award. The plan administrator may also grant awards of Common Stock free of vesting restrictions.

STOCK OPTION AWARDS

         The Stock Plan provides for the granting of options intended to qualify as incentive stock options, as defined in Section 422 of the Code, to employees of our Company. The Stock Plan also provides for the granting of non-statutory stock options to employees, non-employee directors and consultants who perform services for our Company or its subsidiaries.

         Incentive Stock Options. The exercise price of all incentive stock options granted under the Stock Plan may not be less than the fair market value of the underlying shares at the time the option is granted. In addition, no incentive stock option(s) may be granted to an employee who owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, unless the exercise price as to that employee is at least one hundred ten percent (110%) of the fair market value of the underlying shares at the time of grant. If the aggregate fair market value of stock subject to incentive stock options exercisable for the first time in any calendar year under all of the Company's stock plans exceeds $100,000, such options shall not be incentive stock options. Incentive stock options may be exercisable for a period of not more than ten (10) years from the date of grant, provided, however, that the term of an incentive stock option(s) granted to an employee who owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, any parent or any subsidiary thereof, may not exceed five (5) years.

         Non-statutory Stock Options. The exercise price of non-statutory stock options granted under the Stock Plan may not be less than eighty-five percent (85%) of the fair market value of the underlying shares at the time of grant.

         The exercise price of all options must be paid in full to the Company at the time an option is exercised, and, at the Compensation Committee's discretion, all or part of the exercise price may be paid with previously owned shares or other approved methods of payment. An option is exercisable as determined by the Compensation Committee.

         Subject to the terms as specified in any option agreement, the following timetable applies with respect to exercising outstanding options if a grantee's employment or consulting relationship with the Company is terminated as follows:

         Reason for termination during term of employment
         or consulting relationship                                      Latest exercise date
         --------------------------                                      --------------------
         Disability                                                      One (1) year following termination

         Death                                                           One (1) year following death

         Death of Optionee within thirty (30) days after                 Six (6) months following death
         termination, other than for cause

         Termination for Cause                                           Options terminate immediately

         Any other reason                                                Ninety (90) days following termination

         The Board may at any time amend, alter, suspend or discontinue the Stock Plan, but no such action will be made which would impair the rights of any grantee under any grant previously made, without such grantee's consent. In addition, to the extent necessary and desirable to comply with Rule 16b-3 under the Exchange Act, or with Section 422 of the Code (or any other applicable law or regulation, including the requirements of the National Association of Securities Dealers or an established stock exchange), the Company shall obtain stockholder approval of any Stock Plan amendment in such a manner and to such a degree as required. Any such amendment or termination of the Stock Plan is not permitted to affect options already granted and such options will remain in full force and effect as if the Stock Plan had not been amended or terminated, unless mutually agreed otherwise between the grantee and the Board of Directors, which agreement must be in writing and signed by the grantee and the Company.


         Options are not assignable or otherwise transferable except by will or the laws of descent and distribution and shall be exercisable during the grantee's lifetime only by the grantee.


CERTAIN FORFEITURES


         Notwithstanding any other provision of the Stock Plan to the contrary, a participant shall have no right to exercise any option if: (a) the participant is terminated for "Cause", as defined in the Stock Plan; or (b) if following the participant's termination of employment and prior to the Company's delivery of the shares of Common Stock underlying an award, the participant becomes an officer or director of, a consultant to or employed by a business that competes with the Company. Furthermore, in the event that a participant receives or is entitled to the delivery or vesting of Common Stock pursuant to an award during the twelve (12) month period prior to the participant's termination of employment with the Company or during the twelve (12) months following the participant's termination of employment, the Company, in its sole discretion, may require the participant to return or forfeit the cash and/or Common Stock received with respect to such award (or its economic value as of the date of the exercise of options, in the event that the participant becomes an officer or director of, a consultant to or employed by a business that competes with the Company within eighteen (18) months of such participant's termination of employment with the Company. The Company's right to require forfeiture must be exercised within ninety (90) days after the discovery of an occurrence triggering the Company's right to require forfeiture but in no event later than twenty-four (24) months after the participant's termination of employment with the Company.

CHANGE IN CONTROL

         In the event of a merger or consolidation of our Company or the sale of all or substantially all of our Company's assets, the outstanding options will be assumed or an equivalent option will be substituted by such successor corporation or a parent or subsidiary of such successor corporation. If such successor corporation does not agree to assume the outstanding options or to substitute equivalent options, our Board of Directors shall provide for the grantee to have the right to exercise all outstanding options. In such event, the Board of Directors shall notify each grantee that the options will be fully exercisable for a period of fifteen (15) days from the date of such notice, and the options will terminate upon the expiration of such period.

         In the event of a dissolution or liquidation of the Company, our Board of Directors shall notify each grantee at least fifteen (15) days prior to such dissolution or liquidation. In such event, the outstanding options not previously exercised will terminate immediately prior to the consummation of such proposed action.

FEDERAL INCOME TAX ASPECTS

         The following is a summary of the United States federal income tax consequences that generally will arise with respect to Awards granted under the Stock Plan and with respect to the sale of Common Stock acquired under the Stock Plan. This summary is based on the federal tax laws in effect as of the date of this Proxy Statement. Changes to these laws could alter the tax consequences as described below.

         (a)      INCENTIVE STOCK OPTIONS

         In general, a participant will not recognize taxable income upon the grant or exercise of an incentive stock option. Instead, a participant will recognize taxable income with respect to an incentive stock option only upon the sale of Common Stock acquired through the exercise of the option ("ISO Stock"). The exercise of an incentive stock option, however, may subject the participant to the alternative minimum tax.

         Generally, the tax consequences of selling ISO Stock will vary with the length of time that the participant has owned the ISO Stock at the time it is sold. If the participant sells ISO Stock after having owned it for at least two years from the date the option was granted (the "Grant Date") and one year from the date the option was exercised (the "Exercise Date"), then the participant will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO Stock over the exercise price.

         If the participant sells ISO Stock for more than the exercise price prior to having owned it for at least two years from the Grant Date and one year from the Exercise Date (a "Disqualifying Disposition"), then all or a portion of the gain recognized by the participant will be ordinary compensation income and the remaining gain, if any, will be a capital gain. This capital gain will be a long-term capital gain if the participant has held the ISO Stock for more than one year prior to the date of sale.

         If a participant sells ISO Stock for less than the exercise price, then the participant will recognize capital loss in an amount equal to the excess of the exercise price over the sale price of the ISO Stock. This capital loss will be a long-term capital loss if the participant has held the ISO Stock for more than one year prior to the date of sale.

         (b)      NON-STATUTORY STOCK OPTIONS

         As in the case of an incentive stock option, a participant will not recognize taxable income upon the grant of a non-statutory stock option. Unlike the case of an incentive stock option, however, a participant who exercises a non-statutory stock option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock acquired though the exercise of the option ("NSO Stock") on the Exercise Date over the exercise price.

         With respect to any NSO Stock, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO Stock, a participant generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the NSO Stock and the participant's tax basis in the NSO Stock. The capital gain or loss will be a long-term gain or loss if the participant has held the NSO Stock for more than one year prior to the date of the sale.

         (c)      RESTRICTED STOCK AWARDS

         A participant will not recognize taxable income upon the grant of a restricted stock Award unless the participant makes an election under Section 83(b) of the Code (a "Section 83(b) Election"). If the participant makes a valid
Section 83(b) Election within thirty (30) days of the date of the grant, then the participant will recognize ordinary compensation income, for the year in which the Award is granted, in an amount equal to the difference between the fair market value of the Common Stock at the time the Award is granted and the purchase price paid for the Common Stock. If the valid Section 83(b) Election is not made, then the participant will recognize ordinary compensation income, at the time that the forfeiture provisions or restrictions on transfer lapse, in an amount equal to the difference between the fair market value of the Common Stock at the time of such lapse and the original purchase price paid for the Common Stock. The participant will have a tax basis in the Common Stock acquired equal to the sum of the price paid and the amount of ordinary compensation income recognized.

         Upon the disposition of the Common Stock acquired pursuant to a restricted stock Award, the participant will recognize a capital gain or loss equal to the difference between the sale price of the Common Stock and the participants tax basis in the Common Stock. This capital gain or loss will be a long-term capital gain or loss if the shares are held for more than one year.

         (d)      OTHER STOCK-BASED AWARDS

         The tax consequences associated with any other stock-based Award under the Stock Plan will vary depending on the specific terms of such Award. Among the relevant factors are whether or not the Award has a readily ascertainable fair market value, whether or not the Award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the Award and the participant's holding period and tax basis for the Award or underlying Common Stock.

         (e)      TAX CONSEQUENCES TO THE COMPANY

         The grant of an Award under the Stock Plan generally will have no tax consequences to the Company. Moreover, in general, neither the exercise of an incentive stock option nor the sale of any Common Stock acquired under the Stock Plan will have any tax consequences to the Company. The Company generally will be entitled to a business expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the Stock Plan, including in connection with a restricted stock Award or as a result of the exercise of a non-statutory stock option or a Disqualifying Disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

PREVIOUSLY GRANTED OPTIONS UNDER THE STOCK PLAN

         The following table sets forth certain information as of March 2, 2001 with respect to options granted under the Stock Plan since inception to (i) the Named Executives; (ii) all current executive officers as a group; (iii) each nominee for election as a director; (iv) all current directors who are not executive officers as a group; (v) each associate of any of such directors, executive officers or nominees; (vi) each person who has received or is to receive 5% of such options or rights; and (vii) all employees, including all current officers who are not executive officers, as a group:

                                                                     OPTIONS GRANTED              WEIGHTED AVERAGE EXERCISE
NAME                                                             THROUGH MARCH 2, 2001(1)                    PRICE
----                                                             ---------------------                       -----
Aaron Dobrinsky.......................................                    160,000                         $     5.02
Joseph Korb...........................................                    160,000                         $     5.02
Francis J. Elenio.....................................                     80,000                         $     5.02
Brian D. Bailey.......................................                     32,000                         $    15.00
Robi Blumenstein......................................                     64,000                         $     4.41
David Blumenthal......................................                     50,000                         $     7.50
Adam Dell.............................................                     32,000                         $    15.00
Cindy Dobrinsky.......................................                      8,000                         $     5.02
Alan Docter...........................................                     32,000                         $     1.31
Yair Alan Griver......................................                     50,000                         $     7.50
Mark Kristoff.........................................                     32,000                         $     1.31
Jesse Odom............................................                         --                         $       --
Zachary Prensky  .....................................                     32,000                         $     1.31
Andrew Seybold........................................                     64,000                         $     1.31
All current executive officers as a group (6 persons).                    500,000                         $     5.51
All current directors who are not executive officers as
a group (7 persons)...................................                    288,000                         $     5.04
All employees, including all current officers who are
not executive officers as a group (244 persons).......                  3,317,531(2)                      $     7.73

(1) These numbers do not include options that were granted under the GoAmerica Communications Corp. 1999 Stock Option Plan, which, pursuant to the reorganization of the Company in December 1999, became options to purchase shares of common stock of GoAmerica, Inc. Furthermore, these numbers only reflect options granted under the Stock Plan, and do not reflect deductions for the exercise or termination of any such options.

(2) This number does not include options granted to directors, whether an executive officer or not as such directors are included in either of the two preceding line items, as applicable.

         As of March 2, 2001, the market value of the Common Stock underlying the Stock Plan was $3.9688 per share.

PROPOSED AMENDMENT

         Stockholders are being asked to consider and vote upon a proposed amendment to the Stock Plan to increase the maximum number of shares of Common Stock available for the award of incentive stock options under the Stock Plan from 4,800,000 to 10,624,743 shares. In the event such proposal is not approved by the stockholders, options granted as a result of the automatic increase in the number of shares issuable under the Stock Plan shall be treated as non-statutory stock options.

         The Board of Directors believes that the amendment provides an important inducement to recruit and retain the best available personnel and will assist in aligning the interests of such personnel with those of the Company.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE STOCK PLAN TO INCREASE THE MAXIMUM NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR THE AWARD OF INCENTIVE STOCK OPTIONS UNDER THE STOCK PLAN FROM 4,800,000 TO 10,624,743 SHARES.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         The Board of Directors of the Company has, subject to stockholder approval, retained Ernst & Young LLP as independent accountants of the Company for the year ending December 31, 2001. Ernst & Young LLP also served as independent accountants of the Company for 2000. Neither the accounting firm nor any of its members has any direct or indirect financial interest in or any connection with the Company in any capacity other than as accountants.

Audit Fees

         Ernst & Young LLP billed the Company an aggregate of $200,000 in fees for professional services rendered in connection with the audit of the Company's financial statements for the most recent fiscal year and the reviews of the financial statements included in each of the Company's Quarterly Reports on Form 10-Q during the fiscal year ended 2000.

Financial Information Systems Design and Implementation Fees

         Ernst & Young LLP did not bill the Company for any professional services rendered to the Company and its affiliates for the fiscal year ended 2000 in connection with financial information systems design or implementation, the operation of the Company's information system or the management of its local area network.

All Other Fees

         Ernst and Young LLP billed the Company fees for other services of $641,000, including audit related services of $622,500 and non-audit services of $18,500. Audit related services generally include fees for business acquisitions, accounting consultations and SEC registration statements.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT ACCOUNTANTS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2001.

         One or more representatives of Ernst & Young LLP is expected to attend the Meeting and to have an opportunity to make a statement and/or respond to appropriate questions from stockholders.

                             STOCKHOLDERS' PROPOSALS

         Stockholders who intend to have a proposal considered for inclusion in the Company's proxy materials for presentation at the Company's 2002 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to the Company at its offices at 433 Hackensack Avenue, Hackensack, New Jersey 07601, not later than December 6, 2001.

         Stockholders who intend to present a proposal at such meeting without inclusion of such proposal in the Company's proxy materials pursuant to Rule 14a
- 8 under the Exchange Act are required to provide advanced notice of such proposal to the Company at the aforementioned address not later than February 19, 2002.

         If the Company does not receive notice of a stockholder proposal within this timeframe, the Company's management will use its discretionary authority to vote the shares it represents as the Board of the Company may recommend.

         The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

                                  OTHER MATTERS

         The Board of Directors is not aware of any matter to be presented for action at the Meeting other than the matters referred to above and does not intend to bring any other matters before the Meeting. However, if other matters should come before the Meeting, it is intended that holders of the proxies will vote thereon in their discretion.

                                     GENERAL

         The accompanying proxy is solicited by and on behalf of the Board of Directors of the Company, whose notice of meeting is attached to this Proxy Statement, and the entire cost of such solicitation will be borne by the Company.

         In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and other employees of the Company who will not be specially compensated for these services. The Company will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries. The Company will reimburse such persons for their reasonable expenses in connection therewith.

         Certain information contained in this Proxy Statement relating to the occupations and security holdings of directors and officers of the Company is based upon information received from the individual directors and officers.

         GOAMERICA, INC. WILL FURNISH, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO BUT NOT INCLUDING EXHIBITS, TO EACH OF ITS STOCKHOLDERS OF RECORD ON MARCH 23, 2001, AND TO EACH BENEFICIAL STOCKHOLDER ON THAT DATE UPON WRITTEN REQUEST MADE TO THE SECRETARY OF THE COMPANY. A REASONABLE FEE WILL BE CHARGED FOR COPIES OF REQUESTED EXHIBITS.

         PLEASE DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

                                       By Order of the Board of Directors

                                       /s/ FRANCIS J. ELENIO
                                       Francis J. Elenio,
                                       Secretary

Hackensack, New Jersey
April 5, 2001.

                                   APPENDIX A

                             AUDIT COMMITTEE CHARTER



ORGANIZATION

         This charter governs the operations of the audit committee of GoAmerica, Inc. and its subsidiaries (the "Company"). The committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The committee shall be appointed by the board of directors and shall comprise at least three directors, each of whom are independent of management and the Company. Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All committee members shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the committee, and at least one member shall have accounting or related financial management expertise.

STATEMENT OF POLICY

         The audit committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the stockholders, potential stockholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statement, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors, the internal auditors and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

RESPONSIBILITIES AND PROCESSES

         The primary responsibility of the audit committee is to oversee the Company's financial reporting process on behalf of the board and report the results of their activities to the board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

         The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

         The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the audit committee, as representatives of the Company's stockholders. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independent Standards Board. Annually, the committee shall review and recommend to the board the selection of the Company's independent auditors, subject to stockholders' approval.

         The committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the committee shall meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations.

         The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

         The committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to stockholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted standards.

                                 GOAMERICA, INC.
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              OF THE COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS

         The undersigned hereby constitutes and appoints Aaron Dobrinsky and Francis J. Elenio, and each of them, his or her true and lawful agent and proxy with full power of substitution in each, to represent and to vote on behalf of the undersigned all of the shares of GoAmerica, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the GoAmerica Wireless Internet Connectivity Center located at 55 Broad Street, New York, New York, 10004 at 10:00 A.M., local time, on Wednesday, May 2, 2001, and at any adjournment or adjournments thereof, upon the following proposals more fully described in the Notice of Annual Meeting of Stockholders and Proxy Statement for the Meeting (receipt of which is hereby acknowledged).

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                 PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED

A  [X]   PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.


1. ELECTION OF                FOR              WITHHELD         NOMINEES:
   CLASS A DIRECTORS:         [ ]               [ ]             Joseph Korb
                                                                Mark Kristoff


   To withhold authority to vote for any individual nominee, write the name of the nominee below:


   -------------------------------------------------------------------

2. APPROVAL OF PROPOSAL TO AMEND, AS A RESULT OF THE AUTOMATIC INCREASE IN THE TOTAL NUMBER OF SHARES ISSUABLE PURSUANT TO THE COMPANY'S 1999 STOCK PLAN, THE COMPANY'S 1999 STOCK PLAN TO INCREASE THE MAXIMUM NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR THE AWARD OF INCENTIVE STOCK OPTIONS UNDER THE STOCK PLAN FROM 4,800,000 TO 10,624,743 SHARES.

                     FOR              AGAINST              ABSTAIN
                     [ ]                [ ]                  [ ]


3. APPROVAL OF PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT ACCOUNTANTS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2001.

                     FOR              AGAINST              ABSTAIN
                     [ ]                [ ]                  [ ]



4. In his or her discretion, the proxy is authorized to vote upon other matters as may properly come before the Meeting.

                         I will                I will not
                           [ ]                     [ ]

                               attend the Meeting.


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

Signature of Stockholder:_____Signature of Stockholder:_______Dated:_______,2001
                                                   IF HELD JOINTLY

NOTE: THIS PROXY MUST BE SIGNED EXACTLY AS THE NAME APPEARS HEREON. WHEN
      SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. IF THE SIGNER IS A CORPORATION, PLEASE SIGN FULL CORPORATE NAME BY DULY AUTHORIZED OFFICER, GIVING FULL TITLE AS SUCH. IF THE SIGNER IS A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!


                         ANNUAL MEETING OF STOCKHOLDERS
                                GOAMERICA, INC.
                                  MAY 2, 2001



                 PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED